October 14, 1998


Conseco, Inc.
Conseco Financing Trust VI
11825 North Pennsylvania Street
Carmel, IN 46032

Ladies and Gentlemen:

         We have acted as special tax counsel for Conseco, Inc. (oConsecoo), an Indiana corporation, and Conseco Financing Trust VI (the oTrusto), a Delaware business trust, in connection with a Registration Statement on Form S-3 filed with the Securities and Exchange Commission on or about Junea11, 1998 (as amended through the date hereof, the oRegistration Statemento) which registered, among other things, Trust Originated Preferred Securities (the oPreferred Securitieso) of the Trust (liquidation amount of $25 per Preferred Security). In connection therewith, we have participated in the preparation of, and have reviewed, portions of the Registration Statement, including the prospectus dated Junea22, 1998 (the oProspectuso) and the prospectus supplement dated Octobera8, 1998 (the oProspectus Supplemento) included therewith.

         We have examined and relied upon the Registration Statement as filed and amended to the date of this letter. We have also examined and relied upon:
(i)athe form of subordinated indenture (the oIndentureo) between Conseco and Fleet National Bank, as trustee, dated as of Novembera14, 1996; (ii)athe form of Fifth Supplemental Indenture (the oSupplemental Indentureo) between Conseco and State Street Bank and Trust Company, as Trustee, dated as of Octobera14, 1998, to be used in connection with the issuance of the Subordinated Deferrable
Interest Debentures of Conseco due Decembera31, 2028 (the Subordinated Debentureso), which Supplemental Indenture includes the form of the Subordinated Debentures; (iii)athe form of Amended and Restated Declaration of Trust (the "Declarationo) dated as of Octobera14, 1998, for the Trust, which Declaration includes the form of the Preferred Securities; (iv)athe form of Preferred Securities Guarantee Agreement (the oGuaranteeo) between Conseco and State Street Bank and Trust Company as Preferred Securities Guarantee Trustee, dated as of Octobera14, 1998; and (v)acertain other relevant documents used in connection with the issuance of the Subordinated Debentures, the Preferred Securities and the Guarantee (collectively the oOperative Documentso).

         As to certain questions of fact material or relevant to the opinion expressed herein, we have relied upon a certificate obtained from an officer of Conseco and have assumed the accuracy of the facts certified or stated to us and have made no independent investigation of such facts.

         Based on the foregoing and assuming that the Operative Documents are executed and delivered substantially in the form filed as exhibits to the Registration Statement and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, we hereby confirm that, in all material respects, the statements set forth in the


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Prospectus Supplement with respect to the Trust under the heading oUnited States
Federal Income Taxationo, insofar as they constitute legal conclusions or matters of law, fairly summarize the matters referred to therein, based upon current law and the assumptions stated or referred to therein. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

         We hereby consent to the use of our name in the above-captioned Registration Statement and to the filing of this opinion as Exhibita8.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933. This opinion is expressed as of the date hereof, unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                                          Very truly yours,

                                          /s/ Locke Reynolds Boyd & Weisell